UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 18, 2006

UGI Utilities, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-1398	23-1174060
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Kachel Boulevard, Suite 400, Green Hills Corporate Center, Reading, Pennsylvania		19607
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610 796-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 18, 2006, UGI Utilities, Inc. (the "Company") entered into an unsecured Credit Agreement (the "Credit Agreement") among the Company, as borrower, Credit Suisse Securities (USA), LLC as Syndication Agent, Credit Suisse, Cayman Islands Branch, as Administrative Agent, Credit Suisse Securities (USA), LLC, Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC as Joint Lead Arrangers (collectively, the "Lead Arrangers") and the financial institutions from time to time parties thereto as lenders (collectively, the "Lenders").

Under and subject to the terms and conditions of the Credit Agreement, on August 24, 2006 the Lenders made a term loan to the Company in the aggregate amount of $275 million. The Company used the proceeds of the loan made under the Credit Agreement to finance a portion of the purchase price for the acquisition of all of the natural gas utility assets of PG Energy, a division of Southern Union Company, and all of the stock of PG Energy Services Inc., a subsidiary of Southern Union Company (together, the "Acquisition"), and to pay related costs and expenses.

At the Company’s election from time to time, borrowings under the Credit Agreement will bear interest at a rate equal to (i) the Eurodollar Rate plus the applicable margin under the Credit Agreement ("eurodollar rate advances") or (ii) the higher of the Federal Funds Rate plus 0.50% or the base rate of interest publicly announced by Credit Suisse in New York, N.Y. from time to time, in each case plus the applicable fees due under the Credit Agreement. The margin on eurodollar rate advances will be based on the credit ratings assigned to certain indebtedness of the Company.

The Maturity Date under the Credit Agreement is August 23, 2007, which is 364 days after the conditions precedent to borrowing under the Credit Agreement were met. The loans under the Credit Agreement must be repaid upon the receipt by the Company of net cash proceeds from the incurrence of any new indebtedness (other than intercompany indebtedness and indebtedness under the Company’s revolving credit facility) and the sale of any equity interests in the capital markets, in each case in an amount equal to such net cash proceeds. The Company may also voluntarily prepay its borrowings under the Credit Agreement, in whole or in part, without any premium or penalty.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants for agreements of this type, including, among others, a covenant regarding the maintenance of a financial ratio, covenants relating to financial reporting, compliance with laws, payment of taxes, preservation of existence, books and records, maintenance of properties and insurance, limitations on liens, restrictions on mergers and restrictions on sales of all or substantially all of the Company’s assets, and limitations on changes in the nature of the Company’s business.

The Credit Agreement provides for customary events of default, including, among other things, the event of nonpayment of principal, interest, fees or other amounts, a representation or warranty proving to have been incorrect when made, failure to perform or observe covenants within a specified period of time, a cross-default to other Company indebtedness of a specified amount, the bankruptcy or insolvency of the Company, monetary judgment defaults of a specified amount, a change of control of the Company, and ERISA defaults resulting in liability of a specified amount. In the event of a default by the Company, the requisite number of Lenders (or the agent at their request) may declare all amounts owed under the Credit Agreement immediately due and payable. For defaults related to insolvency and receivership, all outstanding loans and other amounts will become immediately due and payable. Under the terms of the Credit Agreement, a 2% interest penalty may apply to any outstanding amount not paid when due or that remains outstanding while an event of default exists.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 regarding the Company’s borrowing under the Credit Agreement is hereby incorporated into Item 2.03 (a) by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Utilities, Inc.

August 24, 2006	By:	Robert W. Krick

Name: Robert W. Krick
Title: Assistant Treasurer